Exhibit 10.613

Chiron Corporation
4560 Horton Street
Emeryville, California 94608-2916
C H I R O N	510-655-8730

January 25, 1999

CONFIDENTIAL

David V. Smith

(Address)

Dear David:

We are pleased to confirm our offer of employment for you to join Chiron Corporation.

Chiron’s mission is to have power over disease – to use biotechnology as a tool for preventing and treating illnesses. We are counting on you to help us with this work.

Your employment offer with Chiron is as VP, Controller reporting to me. Your starting salary will be paid at a bi-weekly rate of $6,730.76 ($175,000 annually) as an exempt employee.

You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, you will be awarded a stock option grant of 30,000 options to purchase Chiron common stock. The options vest fully over a four-year period, with the first 25% of the shares vesting at the one-year grant (sic) [hire date] anniversary. Shares vest on a pro-rated monthly basis over the subsequent remaining three years of the vesting period. The exercise price of the option will be set at the fair market value (as defined in the Option Plan) of a share of Chiron stock on the date the option is approved. We expect the options will be approved and effective within 90 days of your employment date.

You will also be eligible to participate in Chiron’s Annual Incentive Plan for next year. The Plan links corporate, business/functional unit and individual performance metrics to support the accomplishment of Chiron’s business goals. The Plan, as structured, has an incentive range for your position from 0% to 60% with a target of 30% of base pay. Plan participants hired between January 1 and September 30, 1999 are eligible to receive a pro-rated bonus which is paid in the first quarter of the 2000 fiscal year.

The information sheets following your offer letter contain some of the highlights of Chiron’s benefits programs. You should note that, while this offer is being made under the terms of our current benefits and compensation programs, changes do occur from time to time and any system-wide changes that occur will apply to you as well.

Some of these programs are effective immediately upon your employment, while others are dependent upon established enrollment periods. Your group medical insurance benefits generally start on the first day of the month following your date of hire. If, however, your date of hire is the first business day of the month, your coverage becomes effective on that date. Note also that, with few exceptions, Chiron extends benefits coverage to qualified family members, including opposite- and same-sex domestic partners. You will have an opportunity to learn more about your benefits and complete the enrollment paperwork at a benefits orientations held twice a month. The schedule will be provided for you at new hire orientation.

As a part of Chiron’s routine medical surveillance program, employees with certain project assignments may be advised to provide a baseline blood sample for archival storage. The Chiron Occupational Health Department will notify you if a baseline blood draw is recommended.

This offer is contingent upon your ability, as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service. Please read the enclosed notice specifying the documentation required in this regard. Please bring any required documentation to new hire orientation. If you have an employment authorization document (EAD) issued by the Immigration and Naturalization Service, please contact Lisa Steffler in Emeryville, California at (510) 923-2513.

Under California law, employment with Chiron is not for any specified term and can be terminated at any time for any reason by you or Chiron. Any contrary representations which have been made or may be made to you are superseded by this offer. When you accept the offer, the terms described in this letter and the Chiron Employee Invention and Confidential Information Agreement shall constitute the terms of your employment.

It is our understanding that you anticipate starting your employment with Chiron on February 22, 1999. If you have any questions in the meantime, please feel free to contact me. Again, we think Chiron’s challenge – power over disease – will require all of our best efforts.

Sincerely,

CHIRON CORPORATION

/s/ James R. Sulat
James R. Sulat
Chief Financial Officer

Enclosures

cc:           Human Resources

Please indicate your understanding of the terms of this offer and your acceptance of this offer, along with your confirmed start date, by signing this letter and filling out the attached packet of forms. Please return the letter and forms to the Chiron Human Resources Department in the enclosed postage paid envelope within one week of receipt of this letter to expedite the processing of your employment record. Please keep the copy of your offer letter and make copies of any of the forms you wish to retain for your own use.

/s/ David V. Smith	1/27/99	2/22/99
Name	Date	Confirmed Start Date

Please note that new Employee Orientation of Emeryville-based employees is typically held every Monday and is scheduled from 9:00 AM through 3:00 PM. Please meet in the lobby in the Q-1 building on the Emeryville campus. As part of your Chiron orientation you will receive overview information and need to complete certain forms which are prerequisites for you to be paid. If, for any reason, you are not able to attend your scheduled orientation session, or if your actual start date is on a day other than a Monday, please contact Human Resources immediately so that you are paid on a timely basis.